Form 10-K, Exhibit 13
period 1995-12-31
FOGELMAN MORTGAGE L P I
filed 1996-03-29
CIK 800608

                                                    1995
------------------------------------------------------------------
Fogelman Mortgage L.P. I                            Annual
                                                    Report

                            FOGELMAN MORTGAGE L.P. I
                           LETTER TO THE UNITHOLDERS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

(LOGO)               Two World Financial Center        Telephone: (212) 436-2000
                     New York, New York 10281-1414     Facsimile: (212) 436-5000

                          INDEPENDENT AUDITORS' REPORT

To the Partners of Fogelman Mortgage L.P. I
New York, New York

We have audited the accompanying statements of financial condition of Fogelman Mortgage L.P. I (a Tennessee Limited Partnership) as of December 31, 1995 and 1994, and the related statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the General Partner. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the General Partner, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Fogelman Mortgage L.P. I as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.


Deloitte Touche

February 12, 1996
                                       2

                            FOGELMAN MORTGAGE L.P. I
                            (a limited partnership)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                              December 31,
                                                                       ---------------------------
                                                                          1995            1994
--------------------------------------------------------------------------------------------------
ASSETS
Investments in mortgage loans                                          $27,127,610     $28,520,644
Cash and cash equivalents                                                1,963,643       1,774,337
Deferred general partner's fees (net of accumulated amortization
  of $1,746,443 in 1995 and $1,542,947 in 1994)                            692,557         896,053
                                                                       -----------     -----------
Total assets                                                           $29,783,810     $31,191,034
                                                                       -----------     -----------
                                                                       -----------     -----------
LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Deposits held for tax obligations of underlying properties             $   228,565     $   199,683
Due to affiliates                                                           95,955          83,933
Accrued expenses                                                            39,896          39,375
                                                                       -----------     -----------
Total liabilities                                                          364,416         322,991
                                                                       -----------     -----------
Contingencies
Partners' capital
Unitholders (54,200 units issued and outstanding)                       29,619,447      31,053,609
General partner                                                           (200,053)       (185,566)
                                                                       -----------     -----------
Total partners' capital                                                 29,419,394      30,868,043
                                                                       -----------     -----------
Total liabilities and partners' capital                                $29,783,810     $31,191,034
                                                                       -----------     -----------
                                                                       -----------     -----------
--------------------------------------------------------------------------------------------------
                 The accompanying notes are an integral part of these statements

                            FOGELMAN MORTGAGE L.P. I
                            (a limited partnership)
                            STATEMENTS OF OPERATIONS

                                                                    Year ended December 31,
                                                            ----------------------------------------
                                                               1995           1994           1993
----------------------------------------------------------------------------------------------------
REVENUES
Equity income from the underlying properties                $2,166,858     $2,267,243     $2,082,554
Interest income from cash equivalents                          103,340         62,357         53,169
                                                            ----------     ----------     ----------
                                                             2,270,198      2,329,600      2,135,723
                                                            ----------     ----------     ----------
EXPENSES
General and administrative                                     137,046        128,406        158,541
Amortization of deferred general partner's fees                203,496        203,496        203,496
                                                            ----------     ----------     ----------
                                                               340,542        331,902        362,037
                                                            ----------     ----------     ----------
Net income                                                  $1,929,656     $1,997,698     $1,773,686
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
ALLOCATION OF NET INCOME
Unitholders                                                 $1,682,338     $1,749,699     $1,527,927
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
General partner:
Special distribution                                        $  230,325     $  230,325     $  230,325
Other                                                           16,993         17,674         15,434
                                                            ----------     ----------     ----------
                                                            $  247,318     $  247,999     $  245,759
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
Net income per depositary unit                              $    31.04     $    32.28     $    28.19
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
----------------------------------------------------------------------------------------------------

                            FOGELMAN MORTGAGE L.P. I
                            (a limited partnership)
                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                                                            GENERAL
                                                           UNITHOLDERS      PARTNER         TOTAL
----------------------------------------------------------------------------------------------------
Partners' capital (deficit)--December 31, 1992             $33,636,370     $(159,478)    $33,476,892
Net income                                                   1,527,927       245,759       1,773,686
Distributions                                               (2,879,387)     (259,410)     (3,138,797)
                                                           -----------     ---------     -----------
Partners' capital (deficit)--December 31, 1993              32,284,910      (173,129)     32,111,781
Net income                                                   1,749,699       247,999       1,997,698
Distributions                                               (2,981,000)     (260,436)     (3,241,436)
                                                           -----------     ---------     -----------
Partners' capital (deficit)--December 31, 1994              31,053,609      (185,566)     30,868,043
Net income                                                   1,682,338       247,318       1,929,656
Distributions                                               (3,116,500)     (261,805)     (3,378,305)
                                                           -----------     ---------     -----------
Partners' capital (deficit)--December 31, 1995             $29,619,447     $(200,053)    $29,419,394
                                                           -----------     ---------     -----------
                                                           -----------     ---------     -----------
----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements

                            FOGELMAN MORTGAGE L.P. I
                            (a limited partnership)
                            STATEMENTS OF CASH FLOWS

                                                                    Year ended December 31,
                                                          -------------------------------------------
                                                             1995            1994            1993
-----------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Interest received from mortgage loans                     $ 3,559,892     $ 2,990,943     $ 3,505,092
Interest received from cash equivalents                       103,340          62,357          53,169
Cash received for tax obligations of underlying
  properties                                                  615,068         669,497         733,743
Cash paid for tax obligations of underlying properties       (586,186)       (541,667)       (675,919)
General and administrative expenses paid                     (124,503)       (170,807)       (170,435)
                                                          -----------     -----------     -----------
Net cash provided by operating activities                   3,567,611       3,010,323       3,445,650
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to partners                                  (3,378,305)     (3,241,436)     (3,138,797)
                                                          -----------     -----------     -----------
Net increase (decrease) in cash and cash equivalents          189,306        (231,113)        306,853
Cash and cash equivalents at beginning of year              1,774,337       2,005,450       1,698,597
                                                          -----------     -----------     -----------
Cash and cash equivalents at end of year                  $ 1,963,643     $ 1,774,337     $ 2,005,450
                                                          -----------     -----------     -----------
                                                          -----------     -----------     -----------
RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
Net income                                                $ 1,929,656     $ 1,997,698     $ 1,773,686
                                                          -----------     -----------     -----------
Adjustments to reconcile net income to net cash
  provided by operating activities:
Amortization of deferred general partner's fees               203,496         203,496         203,496
Equity income from the underlying properties               (2,166,858)     (2,267,243)     (2,082,554)
Interest received from mortgage loans                       3,559,892       2,990,943       3,505,092
Changes in:
  Deposits held for tax obligations of underlying
  properties                                                   28,882         127,830          57,824
  Due to affiliates                                            12,022         (19,600)        (10,761)
  Accrued expenses                                                521         (22,801)         (1,133)
                                                          -----------     -----------     -----------
Total adjustments                                           1,637,955       1,012,625       1,671,964
                                                          -----------     -----------     -----------
Net cash provided by operating activities                 $ 3,567,611     $ 3,010,323     $ 3,445,650
                                                          -----------     -----------     -----------
                                                          -----------     -----------     -----------
-----------------------------------------------------------------------------------------------------
                   The accompanying notes are an integral part of these statements

                            FOGELMAN MORTGAGE L.P. I
                            (a limited partnership)
                         NOTES TO FINANCIAL STATEMENTS

A. General

   Fogelman Mortgage L.P. I (the ``Partnership''), a Tennessee limited partnership, was formed on September 4, 1986 and will terminate on December 31, 2016 unless terminated sooner under the provisions of the Amended and Restated Certificate and Agreement of Limited Partnership, as amended (``Partnership Agreement''). The Partnership was formed to invest in and hold loans evidenced by notes secured by first liens on two apartment complexes developed by affiliates of Avron B. Fogelman (``ABF'').

   The general partner of the Partnership is Prudential-Bache Properties, Inc. (``PBP'' or the ""General Partner''), a wholly-owned subsidiary of Prudential Securities Group Inc. Prudential-Bache Investor Services II, Inc. is the Assignor Limited Partner of the Partnership. ABF and Fogelman Mortgage Partners I, Inc. (``FMPI'') withdrew from the Partnership and transferred their interests as general partners to PBP as of December 14, 1992.

B. Summary of Significant Accounting Policies

Basis of accounting

   The books and records of the Partnership are maintained on the accrual basis of accounting in accordance with generally accepted accounting principles.

   The preparation of financial statements in conformity with generally accepted accounting principles requires the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Deferred general partner's fees

   Deferred general partner's fees are amortized on a straight-line basis over the lives of the mortgage loans, which are twelve years.

Investments in mortgage loans

   Investments in mortgage loans are accounted for on the equity method. Such investments are adjusted for net income or loss from the underlying properties (before the accrual of interest and depreciation of certain capitalized costs not financed by the Partnership) and are decreased by interest received from the mortgage loans.

Cash and cash equivalents

   Cash and cash equivalents include money market funds whose cost approximates market value.

Income taxes

   The Partnership is not required to provide for, or pay, any Federal or state income taxes. Income tax attributes that arise from its operations are passed directly to the individual partners. The Partnership may be subject to other state and local taxes in jurisdictions in which it operates.

Profit and loss allocation and distributions

   Net profits or losses are allocated 99% to the Unitholders and 1% to the General Partner after giving effect to the allocation of the special distribution. As more fully described in the Partnership Agreement, PBP receives a special distribution equal to 0.5% per annum of the mortgage loan principal outstanding, limited to 10% of all distributions of adjusted cash from operations, payable quarterly. In addition, distributions of cash are made based on adjusted cash flow from operations as defined in the Partnership Agreement after giving effect to the special distribution to the General Partner.

C. Investment in Mortgage Loans

   A summary of the investments in mortgage loans' activity is as follows:

                                                          Royal             Chesterfield
                                                        View Loan               Loan
                                                    (for Pointe Royal)     (for Westmont)        Total
                                                    ------------------     --------------     -----------
Balance at December 31, 1992                           $ 15,232,695         $ 15,434,187      $30,666,882
Equity income from the underlying properties              1,048,921            1,033,633        2,082,554
Interest received from mortgage loans                    (1,731,477)          (1,773,615)      (3,505,092)
                                                    ------------------     --------------     -----------
Balance at December 31, 1993                             14,550,139           14,694,205       29,244,344
Equity income from the underlying properties                933,052            1,334,191        2,267,243
Interest received from mortgage loans                    (1,096,627)          (1,894,316)      (2,990,943)
                                                    ------------------     --------------     -----------
Balance at December 31, 1994                             14,386,564           14,134,080       28,520,644
Equity income from the underlying properties              1,013,501            1,153,357        2,166,858
Interest received from mortgage loans                    (1,757,556)          (1,802,336)      (3,559,892)
                                                    ------------------     --------------     -----------
Balance at December 31, 1995                           $ 13,642,509         $ 13,485,101      $27,127,610
                                                    ------------------     --------------     -----------
                                                    ------------------     --------------     -----------

   The Partnership has invested in two mortgage loans with two partnerships in which ABF is the general partner: FPI Royal View Ltd., L.P. on April 23, 1987 for $22,745,000 (the ``Royal View Loan'') and FPI Chesterfield, L.P. on July 8, 1987 for $23,320,000 (the ``Chesterfield Loan''). At December 31, 1995, the accrued interest liability at the property level was approximately $2,808,000 and $4,167,000 for Pointe Royal and Westmont, respectively. This accrued interest plus the original loan principal balances aggregate approximately $53,040,000. The ultimate collectibility of the accrued interest balance as well as the full principal of the mortgages will depend upon the value of the underlying properties, which are currently estimated to be less than the amounts due; however, the estimated property values exceed the carrying amount of the Partnership's investment in mortgage loans.

   A plan for the consensual reorganization of the business and affairs of ABF and related entities closed on July 31, 1990 (the ``Plan''). The Plan provided for, among other things, the modification of loans and credit relationships between lenders and ABF and related affiliates, including those of the Partnership. The two notes executed by FPI Royal View, Ltd., L.P. and FPI Chesterfield, L.P. and the loan agreements executed in connection with such notes and the two mortgages with respect to Westmont Apartments and Pointe Royal Apartments securing those notes were modified, effective as of January 1, 1990. The principal effect of such modifications was to make the indebtedness evidenced by the notes repayable on a cash flow basis, with the difference between the amount actually paid and the original pay rate of 9.5% per annum being accrued in a separate account on the books of FPI Royal View Ltd., L.P. and FPI Chesterfield, L.P., as discussed above, at 9.5% per annum.

   For the three years ended December 31, 1995, interest received from the net property cash flow has not exceeded the original pay rate of 9.5% per annum.

D. Income Taxes

   The following is a reconciliation of net income for financial reporting purposes to net income for tax reporting purposes.

                                                          Year ended December 31,
                                                 -----------------------------------------
                                                    1995           1994           1993
                                                 -----------    -----------    -----------
Net income per financial statements              $1,929,656     $1,997,698     $1,773,686
Equity income from the underlying properties     (2,166,858 )   (2,267,243 )   (2,082,554 )
Interest received from mortgage loans             3,559,892      2,990,943      3,505,092
                                                 -----------    -----------    -----------
Tax basis net income                             $3,322,690     $2,721,398     $3,196,224
                                                 -----------    -----------    -----------
                                                 -----------    -----------    -----------

   The differences between the tax basis and book basis of partners' capital are primarily attributable to the cumulative effect of the book to tax income adjustments and the recording of distributions.

E. Related Parties

   The General Partner and its affiliates perform services for the Partnership which include, but are not limited to: accounting and financial management; registrar, transfer and assignment functions; asset management; investor communications; printing and other administrative services. The amount of reimbursement from the Partnership for these services is limited by the provisions of the Partnership Agreement. The costs and expenses were approximately $79,000, $76,000 and $92,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

   An affiliate of FMPI continues to manage the properties for which it earned approximately $373,000, $360,000 and $339,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

   The Partnership maintains an account with the Prudential Institutional Liquidity Portfolio Fund, an affiliate of PBP, for investment of its available cash in short-term instruments pursuant to the guidelines established by the Partnership Agreement.

   Prudential Securities Incorporated, an affiliate of PBP, owns 835 units at December 31, 1995.

F. Contingencies

   By order of the Judicial Panel on Multidistrict Litigation dated dated April 14, 1994, a number of purported class actions then pending in various federal district courts were transferred to a single judge of the United States District Court for the Southern District of New York and consolidated for pretrial proceedings under the caption In re Prudential Securities Incorporated Limited Partnerships Litigation (MDL Docket 1005). On June 8, 1994, plaintiffs in the transferred cases filed a complaint that consolidated the previously filed complaints and named as defendants, among others, PSI, certain of its present and former employees and PBP. The Partnership was not named a defendant in the consolidated complaint, but the name of the Partnership was listed as being among the limited partnerships at issue in the case.

   On August 9, 1995, PBP, PSI and other Prudential defendants entered into a Stipulation and Agreement of Partial Compromise and Settlement with legal counsel representing plaintiffs in the consolidated actions. The court preliminarily approved the settlement agreement by order dated August 29, 1995 and, following a hearing held November 17, 1995, found that the agreement was fair, reasonable, adequate and in the best interests of the plaintiff class. The court gave final approval to the settlement, certified a class of purchasers of specific limited partnerships, including the Partnership, released all settled claims by members of the class against the PSI settling defendants and permanently barred and enjoined class members from instituting, commencing or prosecuting any settled claim against the released parties. The full amount due under the settlement agreement has been paid by PSI.

G. Summarized Property Financial Information

   Presented below is summarized property financial information for the properties underlying the Partnership's two mortgage loan investments.

                                                                                                              December 31,
                                  December 31, 1995                           December 31, 1994                   1993
                      CHESTERFIELD   ROYAL VIEW       TOTAL       CHESTERFIELD   ROYAL VIEW       TOTAL       CHESTERFIELD
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------
Assets:
Property, net of
 accumulated
 depreciation         $ 16,117,409   $16,617,500   $32,734,909    $ 16,790,579   $17,380,866   $34,171,445    $ 17,594,641
Other assets               335,552       250,658       586,210         384,217       347,046       731,263         169,077
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------
                      $ 16,452,961   $16,868,158   $33,321,119    $ 17,174,796   $17,727,912   $34,902,708    $ 17,763,718
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------
Liabilities:
First mortgage note
 payable to the
 Partnership          $ 23,320,000   $22,745,000   $46,065,000    $ 23,320,000   $22,745,000   $46,065,000    $ 23,320,000
Second mortgage note
 payable to ABF          1,089,000     1,063,000     2,152,000       1,089,000     1,063,000     2,152,000       1,089,000
Other liabilities        5,361,963     4,691,304    10,053,267       4,491,301     3,989,402     8,480,703       3,755,724
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------
                      $ 29,770,963   $28,499,304   $58,270,267    $ 28,900,301   $27,797,402   $56,697,703    $ 28,164,724
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------
Investments in
 mortgage loans
 (after elimination
 of affiliated
 interest)            $ 13,485,101   $13,642,509   $27,127,610    $ 14,134,080   $14,386,564   $28,520,644    $ 14,694,205
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------

                                                                                                               Year Ended
                                     Year Ended                                  Year Ended                   December 31,
                                  December 31, 1995                           December 31, 1994                   1993
                      -----------------------------------------   -----------------------------------------   ------------
Revenues:
Rental income         $  3,547,581   $ 3,615,886   $ 7,163,467    $  3,496,995   $ 3,453,259   $ 6,950,254    $  3,308,944
Interest and other
 income                    161,780       137,665       299,445         159,355        89,045       248,400         129,046
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------
                         3,709,361     3,753,551     7,462,912       3,656,350     3,542,304     7,198,654       3,437,990
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------
Expenses:
Operating                1,812,435     1,686,854     3,499,289       1,463,865     1,823,285     3,287,150       1,577,629
Interest, net of
 amounts capitalized     2,693,697     2,524,077     5,217,774       2,606,536     2,398,463     5,004,999       2,527,438
Depreciation               795,726       749,890     1,545,616         910,448       837,046     1,747,494         896,137
Write-off of fixed
 assets                         --       354,386       354,386              --            --            --              --
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------
                         5,301,858     5,315,207    10,617,065       4,980,849     5,058,794    10,039,643       5,001,204
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------
Net loss              $ (1,592,497)  $(1,561,656)  $(3,154,153 )  $ (1,324,499)  $(1,516,490)  $(2,840,989 )  $ (1,563,214)
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------
Equity income from
 the underlying
 properties (after
 elimination of
 affiliated
 interest)            $  1,153,357   $ 1,013,501   $ 2,166,858    $  1,334,191   $   933,052   $ 2,267,243    $  1,033,633
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------


                      ROYAL VIEW       TOTAL
                      -----------   ------------
Assets:
Property, net of
 accumulated
 depreciation         $17,735,941   $35,330,582
Other assets              135,981       305,058
                      -----------   ------------
                      $17,871,922   $35,635,640
                      -----------   ------------
                      -----------   ------------
Liabilities:
First mortgage note
 payable to the
 Partnership          $22,745,000   $46,065,000
Second mortgage note
 payable to ABF         1,063,000     2,152,000
Other liabilities       2,616,922     6,372,646
                      -----------   ------------
                      $26,424,922   $54,589,646
                      -----------   ------------
                      -----------   ------------
Investments in
 mortgage loans
 (after elimination
 of affiliated
 interest)            $14,550,139   $29,244,344
                      -----------   ------------
                      -----------   ------------

Revenues:
Rental income         $ 3,234,984   $ 6,543,928
Interest and other
 income                   102,085       231,131
                      -----------   ------------
                        3,337,069     6,775,059
                      -----------   ------------
Expenses:
Operating               1,521,286     3,098,915
Interest, net of
 amounts capitalized    2,300,129     4,827,567
Depreciation              834,784     1,730,921
Loss on disposal of
 property                      --            --
                      -----------   ------------
                        4,656,199     9,657,403
                      -----------   ------------
Net loss              $(1,319,130)  $(2,882,344 )
                      -----------   ------------
                      -----------   ------------
Equity income from
 the underlying
 properties (after
 elimination of
 affiliated
 interest)            $ 1,048,921   $ 2,082,554
                      -----------   ------------
                      -----------   ------------

H. Subsequent Event

   In February 1996, distributions of approximately $813,000 were paid to the Unitholders and distributions of approximately $8,200 were paid to the General Partner for the quarter ended December 31, 1995.

                            FOGELMAN MORTGAGE L.P. I
                            (a limited partnership)
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

Liquidity and Capital Resources

   The Partnership provides permanent financing for two multi-family residential apartment complexes. As of December 31, 1995, the Partnership had approximately $1,964,000 of funds available which may be used to pay distributions, unanticipated or extraordinary expenses and other costs relating to the operation and administration of the Partnership's business. As discussed in more detail in Results of Operations below, significant amounts of cash were expended at the property level in 1995 for capital expenditures including roof repairs at Pointe Royal and exterior building repairs at Westmont. These capital expenditures partially offset cash flow paid by the properties to the Partnership in the form of interest.

   The Partnership's future operating cash requirements and quarterly distributions are expected to be funded by Partnership operations. Quarterly distributions in 1996 may need to be supplemented by previously undistributed cash from operations in order to maintain a consistent level of distributions and avoid fluctuations caused by the timing of capital expenditures.

   Management is not presently aware of any trends or events, commitments or uncertainties that will impact liquidity in a material way.

Results of Operations

   Net income decreased by approximately $68,000 and increased by approximately $224,000 for the years ended December 31, 1995 and 1994, respectively, as compared to the prior years.

   For financial reporting purposes, the Partnership's mortgage loans are considered, in substance, to be investments in real estate and are accounted for using the equity method. Interest received from the mortgage loans for the years ended December 31, 1995 and 1994 of approximately $3,560,000 and $2,991,000, respectively, is accounted for as distributions and, accordingly, reduces the carrying value of the original investment. Interest payments received (paid from property cash flow) increased by approximately $569,000 in 1995 as compared to 1994 because revenues improved and less cash was retained to fund capital projects and real estate taxes.

   Equity income from the underlying properties (which increases the carrying value of the investment) decreased by approximately $100,000 and increased by approximately $185,000 for the years ended December 31, 1995 and 1994, respectively, as compared to the prior years. The 1995 decrease was primarily due to an increase in real estate taxes and the write-off of prior years' roofing expenditures (necessitated by replacement) at Pointe Royal partially offset by lower depreciation and higher rental rates. The 1994 increase was primarily due to higher rental rates at both properties and a decrease in real estate taxes at Westmont.

   At December 31, 1995, the accrued interest liabilities at the property level were approximately $2,808,000 and $4,167,000 for Pointe Royal and Westmont, respectively. This accrued interest plus the original principal balances aggregate approximately $53,040,000. As of December 31, 1995, 1994 and 1993, the cumulative differences between the original pay rate of 9.5% per annum and the cash paid were approximately $6,975,000, $5,612,000 and $3,819,000, respectively, including accrued interest on the unpaid balance. The ultimate collectibility of the accrued interest as well as the full principal balances of the mortgage loans will depend upon the value of the underlying properties which are estimated, based on third party appraisals, to be less than the amounts due; however, the estimated property values exceed the Partnership's carrying amount of the investment in mortgage loans.

   Average occupancy rates for the underlying properties were as follows:

                               December 31,
                         ------------------------
                         1995      1994      1993
                         ----      ----      ----
Westmont                 96.2%     96.1%     96.9%
Pointe Royal             98.3      98.8      98.6

   Despite the occupancy rates, competition in local markets results in rental rates that are below what is required for the projects to generate positive cash flows after debt service at the original pay rate of 9.5%.

   Approximately $525,000 and $582,000 were incurred for capital projects at Westmont and Pointe Royal, respectively, during 1995 and $131,000 and $877,000 during 1994. Approximately $310,000 and $128,000, respectively, was incurred in 1995 for an exterior building painting and siding project at Westmont and a major landscaping program that included wall replacements and irrigation repairs at Pointe Royal. Unseasonable rains throughout the Midwest during the summer of 1993 caused extensive roof damage at Pointe Royal. Costs incurred to repair the damage were approximately $241,000 in 1995 and $342,000 in 1994. In addition to the roof repairs at Pointe Royal in 1994, approximately $306,000 was incurred to paint and repair damage to the exterior of the buildings. A project to reconstruct the decks of balconies for approximately half of the apartment units at Westmont was completed in 1994 for approximately $64,000. Costs to reseal the parking lots were approximately $49,000 at Pointe Royal in 1995 and $40,000 and $43,000 in 1994 at Westmont and Pointe Royal, respectively. Several other smaller projects were completed at both properties during both years. The costs of these capital projects have impacted, and are expected to continue to impact, the operating results and cash flow of the properties.

   Interest income from cash equivalents increased by approximately $41,000 and $9,000 for 1995 and 1994 as compared to the respective prior years primarily due to higher cash balances in 1995 and higher interest rates in 1994.

   General and administrative expenses increased by approximately $9,000 in 1995 and decreased by approximately $30,000 in 1994 primarily due to fluctuations in overall costs of administering the Partnership.

                               OTHER INFORMATION

   The Partnership's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to Unitholders without charge upon written request to:

       Fogelman Mortgage L.P. I
        P.O. Box 2016
        Peck Slip Station
        New York, New York 10272-2016

Prudential Securities Incorporated                     BULK RATE
Peck Slip Station                                     U.S. POSTAGE
P.O. Box 2016                                             PAID
New York, NY 10272                                    Automatic Mail

FMLP/170970