Form 10-K, Exhibit 13
period 1996-12-31
FOGELMAN MORTGAGE L P I
filed 1997-03-27
CIK 800608

                                                        1996
--------------------------------------------------------------------------------
Fogelman Mortgage L.P. I                                Annual
                                                        Report

                            FOGELMAN MORTGAGE L.P. I
                           LETTER TO THE UNIT HOLDERS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                         1177 Avenue of the Americas      Telephone 212 596 7000
                         New York, NY 10036               Facsimile 212 596 8910

Price Waterhouse LLP                                      (LOGO)


Report of Independent Accountants

February 2, 1997
To the Unitholders and General Partner of
Fogelman Mortgage L.P. I

In our opinion, the accompanying statement of financial condition and the related statements of operations, of changes in partners' capital and cash flows present fairly, in all material respects, the financial position of Fogelman Mortgage L.P. I (the ``Partnership'') at December 31, 1996, and the results of its operations, the changes in its partners' capital and its cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the general partner; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and the significant estimates made by the general partner, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP

Deloitte &
   Touche LLP
                        --------------------------------------------------------
                        Two World Financial Center Telephone: (212) 436-2000 New York, New York 10281-1414 Facsimile: (212) 436-5000

                          Independent Auditors' Report

To the Partners of
Fogelman Mortgage L.P. I
New York, New York

We have audited the accompanying statement of financial condition of Fogelman Mortgage L.P. I (a Tennessee limited partnership) as of December 31, 1995, and the related statements of operations, changes in partners' capital and cash flows for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the General Partner. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Fogelman Mortgage L.P. I as of December 31, 1995, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1994 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

February 12, 1996

-----------------
Deloitte Touche
Tohmatsu
International
-----------------

                                       2A

                            FOGELMAN MORTGAGE L.P. I
                            (a limited partnership)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                              December 31,
                                                                       ---------------------------
                                                                          1996            1995
--------------------------------------------------------------------------------------------------
ASSETS
Investments in mortgage loans                                          $26,123,955     $27,127,610
Cash and cash equivalents                                                1,708,313       1,963,643
Deferred general partner's fees (net of accumulated amortization
  of $1,949,939 in 1996 and $1,746,443 in 1995)                            489,061         692,557
                                                                       -----------     -----------
Total assets                                                           $28,321,329     $29,783,810
                                                                       -----------     -----------
                                                                       -----------     -----------
LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Deposits held for tax obligations of underlying properties             $    88,550     $   228,565
Due to affiliates                                                           71,794          95,955
Accrued expenses                                                            45,362          39,896
                                                                       -----------     -----------
Total liabilities                                                          205,706         364,416
                                                                       -----------     -----------
Partners' capital
Unitholders (54,200 units issued and outstanding)                       28,328,711      29,619,447
General partner                                                           (213,088)       (200,053)
                                                                       -----------     -----------
Total partners' capital                                                 28,115,623      29,419,394
                                                                       -----------     -----------
Total liabilities and partners' capital                                $28,321,329     $29,783,810
                                                                       -----------     -----------
                                                                       -----------     -----------
--------------------------------------------------------------------------------------------------
                 The accompanying notes are an integral part of these statements

                            FOGELMAN MORTGAGE L.P. I
                            (a limited partnership)
                            STATEMENTS OF OPERATIONS

                                                                    Year ended December 31,
                                                            ----------------------------------------
                                                               1996           1995           1994
----------------------------------------------------------------------------------------------------
REVENUES
Equity income from the underlying properties                $2,557,797     $2,166,858     $2,267,243
Interest income                                                 85,190        103,340         62,357
                                                            ----------     ----------     ----------
                                                             2,642,987      2,270,198      2,329,600
                                                            ----------     ----------     ----------
EXPENSES
General and administrative                                     124,620        137,046        128,406
Amortization of deferred general partner's fees                203,496        203,496        203,496
                                                            ----------     ----------     ----------
                                                               328,116        340,542        331,902
                                                            ----------     ----------     ----------
Net income                                                  $2,314,871     $1,929,656     $1,997,698
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
ALLOCATION OF NET INCOME
Unitholders                                                 $2,063,701     $1,682,338     $1,749,699
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
General partner:
Special distribution                                        $  230,325     $  230,325     $  230,325
Other                                                           20,845         16,993         17,674
                                                            ----------     ----------     ----------
                                                            $  251,170     $  247,318     $  247,999
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
Net income per depositary unit                              $    38.08     $    31.04     $    32.28
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
----------------------------------------------------------------------------------------------------

                            FOGELMAN MORTGAGE L.P. I
                            (a limited partnership)
                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                                                            GENERAL
                                                           UNITHOLDERS      PARTNER         TOTAL
----------------------------------------------------------------------------------------------------
Partners' capital (deficit)--December 31, 1993             $32,284,910     $(173,129)    $32,111,781
Net income                                                   1,749,699       247,999       1,997,698
Distributions                                               (2,981,000)     (260,436)     (3,241,436)
                                                           -----------     ---------     -----------
Partners' capital (deficit)--December 31, 1994              31,053,609      (185,566)     30,868,043
Net income                                                   1,682,338       247,318       1,929,656
Distributions                                               (3,116,500)     (261,805)     (3,378,305)
                                                           -----------     ---------     -----------
Partners' capital (deficit)--December 31, 1995              29,619,447      (200,053)     29,419,394
Net income                                                   2,063,701       251,170       2,314,871
Distributions                                               (3,354,437)     (264,205)     (3,618,642)
                                                           -----------     ---------     -----------
Partners' capital (deficit)--December 31, 1996             $28,328,711     $(213,088)    $28,115,623
                                                           -----------     ---------     -----------
                                                           -----------     ---------     -----------
----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements

                            FOGELMAN MORTGAGE L.P. I
                            (a limited partnership)
                            STATEMENTS OF CASH FLOWS

                                                                    Year ended December 31,
                                                          -------------------------------------------
                                                             1996            1995            1994
-----------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Interest received from mortgage loans                     $ 3,561,452     $ 3,559,892     $ 2,990,943
Interest received from cash equivalents                        85,190         103,340          62,357
Cash received for tax obligations of underlying
  properties                                                  480,838         615,068         669,497
Cash paid for tax obligations of underlying properties       (620,853)       (586,186)       (541,667)
General and administrative expenses paid                     (143,315)       (124,503)       (170,807)
                                                          -----------     -----------     -----------
Net cash provided by operating activities                   3,363,312       3,567,611       3,010,323
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to partners                                  (3,618,642)     (3,378,305)     (3,241,436)
                                                          -----------     -----------     -----------
Net increase (decrease) in cash and cash equivalents         (255,330)        189,306        (231,113)
Cash and cash equivalents at beginning of year              1,963,643       1,774,337       2,005,450
                                                          -----------     -----------     -----------
Cash and cash equivalents at end of year                  $ 1,708,313     $ 1,963,643     $ 1,774,337
                                                          -----------     -----------     -----------
                                                          -----------     -----------     -----------
RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
Net income                                                $ 2,314,871     $ 1,929,656     $ 1,997,698
                                                          -----------     -----------     -----------
Adjustments to reconcile net income to net cash
  provided by operating activities:
Amortization of deferred general partner's fees               203,496         203,496         203,496
Equity income from the underlying properties               (2,557,797)     (2,166,858)     (2,267,243)
Interest received from mortgage loans                       3,561,452       3,559,892       2,990,943
Changes in:
  Deposits held for tax obligations of underlying
  properties                                                 (140,015)         28,882         127,830
  Due to affiliates                                           (24,161)         12,022         (19,600)
  Accrued expenses                                              5,466             521         (22,801)
                                                          -----------     -----------     -----------
Total adjustments                                           1,048,441       1,637,955       1,012,625
                                                          -----------     -----------     -----------
Net cash provided by operating activities                 $ 3,363,312     $ 3,567,611     $ 3,010,323
                                                          -----------     -----------     -----------
                                                          -----------     -----------     -----------
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

   The general partner of the Partnership is Prudential-Bache Properties, Inc. (``PBP'' or the ``General Partner''), a wholly-owned subsidiary of Prudential Securities Group Inc. Prudential-Bache Investor Services II, Inc. is the Assignor Limited Partner of the Partnership. ABF and Fogelman Mortgage Partners I, Inc. (``FMPI'') withdrew from the Partnership and transferred their interests as general partners to PBP as of December 14, 1992.

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

Investments in mortgage loans

   Investments in mortgage loans are accounted for on the equity method. Such investments are adjusted for net income or loss from the underlying properties (before the accrual of interest expense and depreciation of certain capitalized costs not financed by the Partnership) and are decreased by interest received from the mortgage loans.

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

C. Investment in Mortgage Loans

   A summary of the investments in mortgage loans' activity is as follows:

                                                          Royal             Chesterfield
                                                        View Loan               Loan
                                                    (for Pointe Royal)     (for Westmont)        Total
                                                    ------------------     --------------     -----------
Balance at December 31, 1993                           $ 14,550,139         $ 14,694,205      $29,244,344
Equity income from the underlying properties                933,052            1,334,191        2,267,243
Interest received from mortgage loans                    (1,096,627)          (1,894,316)      (2,990,943)
                                                    ------------------     --------------     -----------
Balance at December 31, 1994                             14,386,564           14,134,080       28,520,644
Equity income from the underlying properties              1,013,501            1,153,357        2,166,858
Interest received from mortgage loans                    (1,757,556)          (1,802,336)      (3,559,892)
                                                    ------------------     --------------     -----------
Balance at December 31, 1995                             13,642,509           13,485,101       27,127,610
Equity income from the underlying properties              1,132,286            1,425,511        2,557,797
Interest received from mortgage loans                    (1,537,179)          (2,024,273)      (3,561,452)
                                                    ------------------     --------------     -----------
Balance at December 31, 1996                           $ 13,237,616         $ 12,886,339      $26,123,955
                                                    ------------------     --------------     -----------
                                                    ------------------     --------------     -----------

   The Partnership has invested in two mortgage loans with two partnerships in which ABF is the general partner: FPI Royal View Ltd., L.P. on April 23, 1987 for $22,745,000 (the ``Royal View Loan'') and FPI Chesterfield, L.P. on July 8, 1987 for $23,320,000 (the ``Chesterfield Loan''). At December 31, 1996, the accrued interest liability at the property level was approximately $3,718,000 and $4,759,000 for Pointe Royal and Westmont, respectively. This accrued interest plus the original loan principal balances aggregate approximately $54,542,000. The ultimate collectibility of the accrued interest as well as the full principal balances of the mortgages will depend upon the value of the underlying properties, which are estimated, based on third party appraisals, to be less than the amounts due. However, the estimated property values exceed the carrying amount of the Partnership's investment in mortgage loans which is recorded using the equity method of accounting. The values of Pointe Royal and Westmont estimated in the appraisal reports were $25,500,000 and $26,000,000, respectively, as of March 5 and March 7, 1996, respectively.

   A plan for the consensual reorganization of the business and affairs of ABF and related entities closed on July 31, 1990 (the ``Plan''). The Plan provided for, among other things, the modification of loans and credit relationships between lenders and ABF and related affiliates, including those of the Partnership. The two notes executed by FPI Royal View, Ltd., L.P. and FPI Chesterfield, L.P. and the loan agreements executed in connection with such notes and the two mortgages with respect to Westmont Apartments and Pointe Royal Apartments securing those notes were modified, effective as of January 1, 1990. The principal effect of such modifications was to make the indebtedness evidenced by the notes repayable on a cash flow basis, with the difference between the amount actually paid and the original pay rate of 9.5% per annum being accrued in a separate account on the books of FPI Royal View Ltd., L.P. and FPI Chesterfield, L.P., as discussed above, and bearing interest at 9.5% per annum.

   For the three years ended December 31, 1996, interest received from the net property cash flow has not exceeded the original pay rate of 9.5% per annum.

D. Income Taxes

   The following is a reconciliation of net income for financial reporting purposes to net income for tax reporting purposes.

                                                          Year ended December 31,
                                                 -----------------------------------------
                                                    1996           1995           1994
                                                 -----------    -----------    -----------
Net income per financial statements              $2,314,871     $1,929,656     $1,997,698
Equity income from the underlying properties     (2,557,797)    (2,166,858)    (2,267,243)
Interest received from mortgage loans             3,561,452      3,559,892      2,990,943
                                                 -----------    -----------    -----------
Tax basis net income                             $3,318,526     $3,322,690     $2,721,398
                                                 -----------    -----------    -----------
                                                 -----------    -----------    -----------

   The differences between the tax basis and book basis of partners' capital are primarily attributable to the cumulative effect of the book to tax income adjustments and the recording of distributions.

E. Related Parties

   The General Partner and its affiliates perform services for the Partnership which include, but are not limited to: accounting and financial management; registrar, transfer and assignment functions; asset management; investor communications; printing and other administrative services. The amount of reimbursement from the Partnership for these services is limited by the provisions of the Partnership Agreement. The costs and expenses were approximately $52,000, $79,000 and $76,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

   An affiliate of FMPI continues to manage the properties for which it earned approximately $386,000, $373,000 and $360,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

   The Partnership maintains an account with the Prudential Institutional Liquidity Portfolio Fund, an affiliate of PBP, for investment of its available cash in short-term instruments pursuant to the guidelines established by the Partnership Agreement.

   Prudential Securities Incorporated, an affiliate of PBP, owns 835 units at December 31, 1996.

F. Summarized Property Financial Information

   Presented below is summarized property financial information for the properties underlying the Partnership's two mortgage loan investments.

                                                                                                              December 31,
                                  December 31, 1996                           December 31, 1995                   1994
                      CHESTERFIELD   ROYAL VIEW       TOTAL       CHESTERFIELD   ROYAL VIEW       TOTAL       CHESTERFIELD
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------
Assets:
Property, net of
 accumulated
 depreciation         $ 15,496,020   $16,223,155   $31,719,175    $ 16,117,409   $16,617,500   $32,734,909    $ 16,790,579
Other assets               277,715       160,591       438,306         335,552       250,658       586,210         384,217
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------
                      $ 15,773,735   $16,383,746   $32,157,481    $ 16,452,961   $16,868,158   $33,321,119    $ 17,174,796
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------
Liabilities:
First mortgage note
 payable to the
 Partnership          $ 23,320,000   $22,745,000   $46,065,000    $ 23,320,000   $22,745,000   $46,065,000    $ 23,320,000
Second mortgage note
 payable to ABF          1,089,000     1,063,000     2,152,000       1,089,000     1,063,000     2,152,000       1,089,000
Other liabilities        6,083,538     5,724,875    11,808,413       5,361,963     4,691,304    10,053,267       4,491,301
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------
                      $ 30,492,538   $29,532,875   $60,025,413    $ 29,770,963   $28,499,304   $58,270,267    $ 28,900,301
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------
Investments in
 mortgage loans
 (after elimination
 of affiliated
 interest)            $ 12,886,339   $13,237,616   $26,123,955    $ 13,485,101   $13,642,509   $27,127,610    $ 14,134,080
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------


                      ROYAL VIEW       TOTAL
                      -----------   ------------
Assets:
Property, net of
 accumulated
 depreciation         $17,380,866   $34,171,445
Other assets              347,046       731,263
                      -----------   ------------
                      $17,727,912   $34,902,708
                      -----------   ------------
                      -----------   ------------
Liabilities:
First mortgage note
 payable to the
 Partnership          $22,745,000   $46,065,000
Second mortgage note
 payable to ABF         1,063,000     2,152,000
Other liabilities       3,989,402     8,480,703
                      -----------   ------------
                      $27,797,402   $56,697,703
                      -----------   ------------
                      -----------   ------------
Investments in
 mortgage loans
 (after elimination
 of affiliated
 interest)            $14,386,564   $28,520,644
                      -----------   ------------
                      -----------   ------------

                                                                                                               Year Ended
                                     Year Ended                                  Year Ended                   December 31,
                                  December 31, 1996                           December 31, 1995                   1994
                      -----------------------------------------   -----------------------------------------   ------------
                      CHESTERFIELD   ROYAL VIEW       TOTAL       CHESTERFIELD   ROYAL VIEW       TOTAL       CHESTERFIELD
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------
Revenues:
Rental income         $  3,669,349   $ 3,771,718   $ 7,441,067    $  3,547,581   $ 3,615,886   $ 7,163,467    $  3,496,995
Interest and other
 income                    137,427       165,052       302,479         161,780       137,665       299,445         159,355
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------
                         3,806,776     3,936,770     7,743,546       3,709,361     3,753,551     7,462,912       3,656,350
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------
Expenses:
Operating                1,651,281     2,064,220     3,715,501       1,812,435     1,686,854     3,499,289       1,463,865
Interest                 2,774,158     2,600,663     5,374,821       2,693,697     2,524,077     5,217,774       2,606,536
Depreciation               782,138       745,929     1,528,067         795,726       749,890     1,545,616         910,448
Write-off of fixed
 assets                         --        43,941        43,941              --       354,386       354,386              --
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------
                         5,207,577     5,454,753    10,662,330       5,301,858     5,315,207    10,617,065       4,980,849
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------
Net loss              $ (1,400,801)  $(1,517,983)  $(2,918,784 )  $ (1,592,497)  $(1,561,656)  $(3,154,153 )  $ (1,324,499)
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------
Equity income from
 the underlying
 properties (after
 elimination of
 affiliated
 interest)            $  1,425,511   $ 1,132,286   $ 2,557,797    $  1,153,357   $ 1,013,501   $ 2,166,858    $  1,334,191
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------
                      ------------   -----------   ------------   ------------   -----------   ------------   ------------


                      ROYAL VIEW       TOTAL
                      -----------   ------------
Revenues:
Rental income         $ 3,453,259   $ 6,950,254
Interest and other
 income                    89,045       248,400
                      -----------   ------------
                        3,542,304     7,198,654
                      -----------   ------------
Expenses:
Operating               1,823,285     3,287,150
Interest                2,398,463     5,004,999
Depreciation              837,046     1,747,494
Write-off of fixed
 assets                        --            --
                      -----------   ------------
                        5,058,794    10,039,643
                      -----------   ------------
Net loss              $(1,516,490)  $(2,840,989 )
                      -----------   ------------
                      -----------   ------------
Equity income from
 the underlying
 properties (after
 elimination of
 affiliated
 interest)            $   933,052   $ 2,267,243
                      -----------   ------------
                      -----------   ------------

G. Subsequent Event

   In February 1997, distributions of approximately $847,000 were paid to the Unitholders and distributions of approximately $8,600 were paid to the General Partner for the quarter ended December 31, 1996.

                            FOGELMAN MORTGAGE L.P. I
                            (a limited partnership)
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

Liquidity and Capital Resources

   The Partnership provides permanent financing for two multi-family residential apartment complexes. As of December 31, 1996, the Partnership had approximately $1,708,000 of funds available which may be used to pay distributions, unanticipated or extraordinary expenses and other costs relating to the operation and administration of the Partnership's business. As discussed in more detail in Results of Operations below, significant amounts of cash were expended at the property level in 1996 for capital expenditures including parking lot repairs and exterior lighting at Pointe Royal and exterior building repairs at Westmont. These capital expenditures partially offset cash flow paid by the properties to the Partnership in the form of interest.

   The Partnership increased quarterly distributions for the first quarter of 1996 to an annualized rate, based upon the original unit price, of 6.25% from 6.0% for the fourth quarter of 1995. This level of distributions continued for the remainder of 1996. The fourth quarter distribution of $847,000, or $15.63 per $1,000 unit, paid in February 1997, was funded from cash flow received from the properties during the quarter as well as previously undistributed cash flow from operations.

   The Partnership's future operating cash requirements and quarterly distributions are expected to be funded by Partnership operations. Quarterly distributions in 1997 may need to be supplemented by previously undistributed cash from operations in order to maintain a consistent level of distributions and avoid fluctuations caused by the timing of capital expenditures.

Results of Operations

   Net income increased by approximately $385,000 and decreased by approximately $68,000 for the years ended December 31, 1996 and 1995, respectively, as compared to the prior years.

   For financial reporting purposes, the Partnership's mortgage loans are considered, in substance, to be investments in real estate and are accounted for using the equity method. Interest received from the mortgage loans for the years ended December 31, 1996 and 1995 of approximately $3,561,000 and $3,560,000, respectively, is accounted for as distributions and, accordingly, reduces the carrying value of the original investment.

   Equity income from the underlying properties (which increases the carrying value of the investment) increased by approximately $391,000 and decreased by approximately $100,000 for the years ended December 31, 1996 and 1995, respectively, as compared to the prior years. The 1996 increase was primarily due to higher rental rates at both properties The 1995 decrease was primarily due to an increase in real estate taxes and the write-off of prior years' roofing expenditures (necessitated by replacement) at Pointe Royal partially offset by lower depreciation and higher rental rates.

   At December 31, 1996, the accrued interest liability at the property level was approximately $3,718,000 and $4,759,000 for Pointe Royal and Westmont, respectively. This accrued interest plus the original loan principal balances aggregate approximately $54,542,000. As of December 31, 1996, 1995 and 1994, the cumulative differences between the original pay rate of 9.5% per annum and the cash paid were approximately $8,477,000, $6,975,000 and $5,612,000, respectively, including accrued interest on the unpaid balance. The ultimate collectibility of the accrued interest as well as the full principal balances of the mortgage loans will depend upon the value of the underlying properties which are estimated, based on third party appraisals, to be less than the amounts due. However, the estimated property values exceed the Partnership's carrying amount of the investment in mortgage loans which is recorded using the equity method of accounting.

   Average occupancy rates for the underlying properties were as follows:

                               December 31,
                         ------------------------
                         1996      1995      1994
                         ----      ----      ----
Westmont                 96.2%     96.2%     96.1%
Pointe Royal             98.0      98.3      98.8

   Despite the occupancy rates, competition in local markets results in rental rates that are below what is required for the projects to generate positive cash flows after debt service at the original pay rate of 9.5%.

   Approximately $426,000 and $961,000 were incurred for capital projects at Westmont and Pointe Royal, respectively, during 1996 and $525,000 and $582,000, respectively, during 1995. Approximately $216,000 and $96,000 respectively, was incurred in 1996 for asphalt and concrete repairs at Pointe Royal. Additionally, Pointe Royal expended approximately $119,000 for exterior lighting. At Westmont approximately $49,000 was incurred during 1996 for balcony and stair replacements. Carpet replacements during 1996 at Pointe Royal and Westmont were approximately $103,000 and $136,000 respectively. Costs incurred for roof repairs at Pointe Royal was approximately $81,000 in 1996 and $241,000 in 1995. Approximately $310,000 and $128,000, respectively, was incurred in 1995 for an exterior building painting and siding project at Westmont and a major landscaping program that included wall replacements and irrigation repairs at Pointe Royal. Several other smaller projects were completed at both properties during both years. The costs of these capital projects have impacted, and are expected to continue to impact, the operating results and cash flow of the properties.

   Interest income from cash equivalents decreased by approximately $18,000 and increased by approximately $41,000 for 1996 and 1995 as compared to the respective prior years primarily due to lower interest rates in 1996 compared to 1995 and higher cash balances in 1995 compared to 1994.

   General and administrative expenses decreased by approximately $12,000 in 1996 and increased by approximately $9,000 in 1995 primarily due to fluctuations in overall costs of administering the Partnership.

                               OTHER INFORMATION

   The Partnership's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to Unitholders without charge upon written request to:

       Fogelman Mortgage L.P. I
        P.O. Box 2016
        Peck Slip Station
        New York, New York 10272-2016

                                   BULK RATE
                                  U.S. POSTAGE
                                      PAID
                                 Automatic Mail

FMLP/170970