Form 10-K, Exhibit 13
period 1997-12-31
FOGELMAN MORTGAGE L P I
filed 1998-03-31
CIK 800608

Audited Financial Statements
Pointe Royal Project

Years ended December 31, 1997, 1996, and 1995 with Report of Independent Auditors

(LOGO)

            Pointe Royal Project
        Audited Financial Statements
 Years ended December 31, 1997, 1996, and 1995


Contents

Report of Independent Auditors                                       1

Audited Financial Statements

Statements of Assets, Liabilities and Project Deficit                2
Statements of Revenues and Expenses and Changes in Project Deficit   3
Statements of Cash Flows                                             4
Notes to Financial Statements                                        5

           [LETTERHEAD OF ERNST & YOUNG LLP]

             Report of Independent Auditors


To the Partners of
FPI Royal View, Ltd., L.P.

We have audited the accompanying statements of assets, liabilities and project deficit of the Pointe Royal Project (the Project) as of December 31, 1997 and 1996, and the related statements of revenues and expenses and changes in project deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Project's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Project at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


Memphis, Tennessee
January 30, 1998

                     Pointe Royal Project

             Statements of Assets, Liabilities and
                       Project Deficit

                                                     December 31
                                                 1997            1996
Assets
Property, at cost                               $23,970,628    $23,288,629
Less accumulated depreciation                    (7,869,324)    (7,065,474)
                                                 16,101,304     16,223,155

Restricted funds and escrows                        145,221        157,191
Cash                                                 72,186          3,400
Total assets                                    $16,318,711    $16,383,746


Liabilities and Project Deficit
Mortgage notes payable                          $23,808,000    $23,808,000
Due to FPI Royal View, Ltd., L.P.
  and related entities                            1,180,778      1,183,763
Accrued interest payable                          6,278,092      4,235,079
Accrued real estate taxes                           172,135        177,100
Security deposits                                    57,520         64,890
Other accrued expenses                               66,527         64,043

Total liabilities                                31,563,052     29,532,875

Project deficit                                 (15,244,341)   (13,149,129)
Total liabilities and project deficit           $16,318,711    $16,383,746

See accompanying notes.

                       Pointe Royal Project

            Statements of Revenues and Expenses and
                  Changes in Project Deficit

                                                  Year ended December 31
                                          1997             1996             1995
Revenues
Rental income                        $   3,734,047    $   3,771,718    $    3,615,886
Interest and other income                  128,129          165,052           137,665
                                         3,862,176        3,936,770         3,753,551

Expenses
Operating expenses                       2,398,690        2,064,220         1,686,854
Interest                                 2,754,848        2,600,663         2,524,077
Depreciation                               803,850          745,929           749,890
Loss on disposal of property                     -           43,941           354,386
                                         5,957,388        5,454,753         5,315,207

Expenses in excess of revenues          (2,095,212)      (1,517,983)       (1,561,656)
Project deficit at beginning of year   (13,149,129)     (11,631,146)      (10,069,490)
Project deficit at end of year        $(15,244,341)    $(13,149,129)     $(11,631,146)

See accompanying note.

                                 Pointe Royal Project

                               Statements of Cash Flows

                                                  Year ended December 31
                                          1997             1996             1995
Operating activities

Expenses in excess of revenues      $   (2,095,212)   $   (1,517,983)   $   (1,561,656)
Adjustments to reconcile
  expenses in excess of
  revenues to net cash
  provided by operating
  activities:

    Depreciation                           803,850           745,929           749,890
    Loss on disposal of property                 -            43,941           354,386
    Decrease in restricted
      funds and escrows                     11,970             7,210            10,188
    (Decrease) increase in
      Due to FPI Royal View,
      Ltd., L.P. and related
      entities                             (2,985)           (48,669)           13,077
    Increase in accrued
      interest payable                  2,043,013          1,063,483           766,521
    (Decrease) increase in
      accrued real estate
      taxes                                (4,965)            (1,761)           35,308
    Decrease in security deposits          (7,370)            (8,190)          (20,781)
    Increase (decrease) in
      other accrued expenses                2,484             28,708           (92,223)
Net cash provided by
  operating activities                    750,785            312,668           254,710
Investing activities
Property additions                       (681,999)          (395,525)         (340,910)
Net increase (decrease) in cash            68,786            (82,857)          (86,200)
Cash at beginning of year                   3,400             86,257            12,457
Cash at end of year                    $   72,186          $   3,400        $   86,257

See accompanying notes.

                              Pointe Royal Project
                          Notes to Financial Statements
                                December 31, 1997

1. Project Description

The Pointe Royal Project (the Project) is a 437 unit residential rental property on 34.74 acres in Overland Park, Kansas. The Project, which is not a separate legal entity, is owned by FPI Royal View, Ltd., L.P. (the Partnership), a Kansas limited partnership. Avron B. Fogelman and Fogelman
Enterprises, L.P. (FELP), which is directly and indirectly owned by Avron B. Fogelman, are general partners of the Partnership. FELP is also the sole limited partner. Through December 24, 1992, Avron
B. Fogelman was also a general partner of Fogelman
Mortgage L.P. I (FMLP), which holds the first mortgage note on the Project's property (see Note
4). However, as of December 24, 1992, pursuant to settlement of certain claims brought by investors in FMLP, Mr. Fogelman and an affiliated entity withdrew as general partners from FMLP (see Note
4).

Units are leased under short-term operating leases with monthly rentals due in advance. The Project, existing and future leases, and rents have been assigned as collateral for the related mortgage notes (see Note 4).

2. Summary of Significant Accounting Policies

Basis of Reporting

The accompanying financial statements are prepared on the accrual basis of accounting and represent the cumulative operations of the Project beginning with the inception of the FMLP loan agreement on April 23, 1987 (see Note 4).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.
Actual results could differ from those estimates.

Statements of Cash Flows

The Project made payments of $711,835, $1,537,180, and $1,757,556, for interest during the years ended
December 31, 1997, 1996, and 1995, respectively.

                              Pointe Royal Project
                   Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Restricted Funds and Escrows

Included in restricted funds and escrows are security deposits and real estate tax escrow deposits.

Income Taxes

No income taxes are paid by the Project or the Partnership since the results of operations are allocated to the partners of the Partnership. Any income tax liability or benefit resulting therefrom is the responsibility of the partners rather than the Partnership or the Project.

3. Property

Property is stated at cost. Depreciation is provided for financial statement reporting purposes using the straight-line method over estimated useful lives as follows:

                               Useful                 Cost at December 31
                                Life                1997               1996
Land                            N/A            $   3,496,000      $   3,496,000
Buildings                     30 years            16,537,712         16,537,712
Land improvements             15 years             1,864,748          1,618,401
Furniture and fixtures       5-7 years             2,072,168          1,636,516
                                               $  23,970,628      $  23,288,629

Construction period interest incurred during
Project development amounted to $1,347,428 and has been capitalized as a component of property costs.

The Project follows Financial Accounting Standards
Board Statement No. 121, Accounting for the
Impairment of Long-Lived Assets and for Long-Lived
Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Project adopted
Statement 121 during 1996, with no effect on its financial statements.

As a result of normal capital improvements at the Project, certain property was replaced. The net book value of this property was written off and is reflected as a loss on disposal of property in the accompanying financial statements.

                              Pointe Royal Project
                   Notes to Financial Statements (continued)

4. Mortgage Notes Payable

The Project is financed with nonrecourse mortgage notes payable consisting of the following at December 31, 1997 and 1996:

                                      1997                          1996
                                             Accrued                         Accrued
                                             Interest                        Interest
                              Principal      Payable         Principal       Payable
First mortgage note
  payable to FMLP             $22,745,000   $5,587,575       $22,745,000     $3,717,722

Second mortgage note
  payable to Avron B.
  Fogelman                      1,063,000      690,517         1,063,000        517,357

                              $23,808,000   $6,278,092       $23,808,000     $4,235,079

The first mortgage note was amended effective
January 1, 1990 pursuant to a consensual reorganization of the business affairs of Avron B.
Fogelman and related entities. The note, as amended, bears interest at the basic interest rate of 9.50% per annum and is payable monthly with the principal balance due April 23, 1999. If Property
Cash Flow, as defined, is insufficient to pay the basic interest, then the interest paid shall be equal to the Property Cash Flow. Such insufficiency between basic interest at 9.50% and Property Cash
Flow is accrued and bears interest at 9.50%, compounded monthly. If Property Cash Flow exceeds the basic interest, then the excess shall be applied against any unpaid accrued interest until all such accrued interest has been paid.
Thereafter, any excess Property Cash Flow shall be paid to FMLP to be held in escrow as additional collateral for future interest obligations. If
Property Cash Flow exceeds the basic interest for six consecutive months after payment of all accrued basic interest, then cash held as additional collateral shall be paid as contingent interest as provided under the original terms of the first mortgage note.

Contingent interest is payable from any Property
Cash Flow, sale or refinancing proceeds received after January 1, 1989 as follows: (a) 75% thereof until the total interest (basic interest plus contingent interest) paid results in a 10.75% yield on the note; (b) 50% of the remaining balance until the total interest paid results in a 12.75% yield on the note; and (c) 25% of the remaining balance thereof.

Under the first mortgage note agreement, effective
January 1, 1994, the principal may be repaid in whole, but not in part, upon the payment of a prepayment penalty equal to 5% of the outstanding principal balance. Thereafter, prepayment penalties decline 1% annually.

                              Pointe Royal Project
                   Notes to Financial Statements (continued)

4. Mortgage Notes Payable (continued)

During 1992, Mr. Fogelman, FMLP and other defendants settled litigation with certain investors in FMLP, the holder of the Project's first mortgage note. Pursuant thereto, funds placed by Mr. Fogelman in trust to satisfy his guarantee related to the mortgage note were released to FMLP and applied as payment of accrued basic interest.
Mr. Fogelman was then released from his guarantee on the note and Mr. Fogelman and an affiliated entity withdrew as general partners from FMLP.
Accordingly, the first mortgage note payable to FMLP is solely a nonrecourse note collateralized by the Project.

In accordance with the transfer of funds to FMLP discussed in the preceding paragraph, the Project recorded a second mortgage note payable to Mr.
Fogelman in the amount of $1,063,000, which was the amount of funds transferred to FMLP. The note bears interest at the prime rate plus 2%, adjustable monthly (10.5% and 10.25% at December 31, 1997 and
1996, respectively), and the principal and accrued interest mature April 23, 1999. The note and interest thereon are subordinate to the first mortgage note and related interest payable to FMLP discussed above. The note may be prepaid, subject to the subordination provisions above, at any time without penalty.

5. Related Party Transactions

Fogelman Management Co. (FMC), which is owned by Mr. Fogelman, manages the Project and charges management fees equal to 5% of gross operating revenues, as defined in the management agreement.
Management fees paid by the Project were approximately $193,000, $196,000, and $188,000 for
1997, 1996, and 1995, respectively.

FMC obtains insurance coverage for all properties it manages and allocates the related costs proportionately among the properties.

6. Fair Values of Financial Instruments

The following methods and assumptions were used by the Project's management in estimating fair value disclosures for financial instruments:

The carrying amounts reported in the balance sheet for restricted funds and escrows, Due to FPI Royal
View, Ltd., L. P. and related entities, and other accrued expenses approximate fair value.

The fair value of the first mortgage note and accrued interest, when combined with the outstanding amount of the first mortgage note and accrued interest of FPI Chesterfield, L.P.
($29,439,179), an affiliate, approximates the payoff amount described in Note 7.

                              Pointe Royal Project
                   Notes to Financial Statements (continued)

6. Fair Values of Financial Instruments (continued)

Management of the Project has determined that it is not practicable to estimate the fair value of the second mortgage note payable to Mr. Fogelman and related accrued interest since these obligations are subordinate to the first mortgage note.

7. Subsequent Event

On January 30, 1998, FELP, Avron B. Fogelman and
FMLP entered into an agreement ("Payoff Agreement") which provides that FELP will pay (or cause to be paid on behalf of the Partnership) to FMLP, in full satisfaction of the first mortgage loan and related accrued interest of the Partnership, as well as, the first mortgage loan and related accrued interest of FPI Chesterfield, L.P. (collectively referred to as "Mortgage Loans"), the following:
(i) $48,000,000 and (ii) an amount, if any, by which the aggregate amount of interest paid to FMLP with respect to the Mortgage Loans for the period
October 1, 1997 through the closing is less than interest on the principal amount of the Mortgage
Loans ($46,065,000) at an annual interest rate of 7.7%.

The obligation of FMLP to close under the Payoff
Agreement is subject to the approval by a majority in interest of the unitholders of FMLP.
Additionally, FELP's obligation to close is subject to the closing occurring on or before May 29, 1998, unless FELP in its sole discretion agrees to the closing on a later date.

FELP and Avron B. Fogelman have reached an agreement in principle with (i) Connecticut General
Life Insurance Company ("CIGNA") respecting the terms and conditions of new first mortgage financing and (ii) General Electric Capital
Corporation ("GECC") respecting the terms of a new equity investment. The funds from CIGNA and GECC, together with funds provided by FELP and/or its affiliates, would repay the Mortgage Loans.

Audited Financial Statements
Westmont Project

Years ended December 31, 1997, 1996, and 1995 with Report of Independent Auditors

(LOGO)

                       Westmont Project

                  Audited Financial Statements
          Years ended December 31, 1997, 1996, and 1995

                            Contents

Report of Independent Auditors                                   1

Audited Financial Statements

Statements of Assets, Liabilities and Project Deficit             2
Statements of Revenues and Expenses and Changes in
    Project Deficit                                               3
Statements of Cash Flows                                          4
Notes to Financial Statements                                     5

                [LETTERHEAD OF ERNST & YOUNG LLP]

Report of Independent Auditors


To the Partners of
FPI Chesterfield, L.P.

We have audited the accompanying statements of assets, liabilities and project deficit of the Westmont Project
(the Project) as of December 31, 1997 and 1996, and the related statements of revenues and expenses and changes in project deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Project's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Project at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Memphis, Tennessee
January 30, 1998

                     Westmont Project
           Statements of Assets, Liabilities and
                      Project Deficit

                                           December 31
                                    1997                     1996
Assets
Property, at cost                $23,480,010               $23,093,158
Less accumulated depreciation     (8,397,855)               (7,597,138)
                                  15,082,155                15,496,020

Restricted funds and escrows         163,243                   126,294
Cash                                 176,411                   151,421
Total assets                     $15,421,809               $15,773,735

Liabilities and Project Deficit
Mortgage notes payable           $24,409,000               $24,409,000
Due to FPI Chesterfield, L.P.
  and related entities               611,413                   613,701
Accrued interest payable           6,826,586                 5,289,419
Security deposits                    165,333                   121,410
Other accrued expenses               138,698                    59,008

Total liabilities                 32,151,030                30,492,538
Project deficit                  (16,729,221)              (14,718,803)
Total liabilities and project
  deficit                        $15,421,809               $15,773,735

See accompanying notes.

                             Westmont Project
                 Statements of Revenues and Expenses and
                         Changes in Project Deficit

                                            Year ended December 31
                                     1997            1996           1995
Revenues
Rental income                   $   3,761,133   $   3,669,349   $   3,547,581
Interest and other income             137,721         137,427         161,780
                                    3,898,854       3,806,776       3,709,361

Expenses
Operating expenses                  2,173,193       1,651,281       1,812,435
Interest                            2,881,056       2,774,158       2,693,697
Depreciation                          837,524         782,138         795,726
Loss on disposal of property           17,499               -               -
                                    5,909,272       5,207,577       5,301,858
Expenses in excess of
  revenues                         (2,010,418)     (1,400,801)     (1,592,497)
Project deficit at
  beginning of year               (14,718,803)    (13,318,002)    (11,725,505)
Project deficit at end of
  year                           $(16,729,221)   $(14,718,803)   $(13,318,002)

See accompanying notes.
                                                                      3

                              Westmont Project
                           Statements of Cash Flows

                                                Year ended December 31
                                         1997            1996             1995
Operating activities
Expenses in excess of revenues   $   (2,010,418)    $   (1,400,801)   $(1,592,497)
Adjustments to reconcile
  expenses in excess of
  revenues to net cash
  provided by operating
  activities:
   Depreciation                         837,524            782,138        795,726
   Loss on disposal of property          17,499                  -             -
   (Increase) decrease in
     restricted funds and
     escrows                            (36,949)           127,426          2,853
   (Decrease) increase in
     Due to FPI Chesterfield,
     L.P. and related entities           (2,288)           (42,850)         5,532
   Increase in accrued
     interest payable                 1,537,167            749,884        891,362
   Increase (decrease) in
     security deposits                   43,923              4,500         (8,695)
   Increase (decrease) in
     other accrued expenses              79,690             10,041        (17,537)
Net cash provided by
  operating activities                  466,148            230,338         76,744

Investing activities
Property additions                     (441,158)          (160,749)       (122,556)
Net increase (decrease) in cash          24,990             69,589         (45,812)
Cash at beginning of year               151,421             81,832         127,644
Cash at end of year                 $   176,411        $   151,421     $    81,832

See accompanying notes.
                                                                      4

                             Westmont Project
                        Notes to Financial Statements
                             December 31, 1997

1. Project Description

The Westmont Project (the Project) is a 489 unit residential rental property on 57.65 acres in Chesterfield, Missouri. The Project, which is not a separate legal entity, is owned by FPI
Chesterfield, L.P. (the Partnership), a Missouri limited partnership. Avron B. Fogelman and Fogelman
Enterprises, L.P. (FELP), which is directly and indirectly owned by Avron B. Fogelman, are general partners of the Partnership. Avron B. Fogelman is also the sole limited partner. Through December 24, 1992, Avron B. Fogelman was also a general partner of Fogelman Mortgage L.P. I (FMLP), which holds the first mortgage note on the Project's property (see
Note 4). However, as of December 24, 1992, pursuant to settlement of certain claims brought by investors in FMLP, Mr. Fogelman and an affiliated entity withdrew as general partners from FMLP (see
Note 4).

Units are leased under short-term operating leases with monthly rentals due in advance. The Project, existing and future leases, and rents have been assigned as collateral for the related mortgage notes (see Note 4).

2. Summary of Significant Accounting Policies

Basis of Reporting

The accompanying financial statements are prepared on the accrual basis of accounting and represent the cumulative operations of the Project beginning with the inception of the FMLP loan agreement on July 8, 1987 (see Note 4).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.
Actual results could differ from those estimates.

Statements of Cash Flows

The Project made payments of $1,343,889, $2,024,274, and $1,802,335, for interest during the years ended December 31, 1997, 1996, and 1995, respectively.

                             Westmont Project
                Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Restricted Funds and Escrows

Included in restricted funds and escrows are security deposits and real estate tax escrow deposits.

Income Taxes

No income taxes are paid by the Project or the Partnership since the results of operations are allocated to the partners of the Partnership. Any income tax liability or benefit resulting therefrom is the responsibility of the partners rather than the Partnership or the Project.

3. Property

Property is stated at cost. Depreciation is provided for financial statement reporting purposes using the straight-line method over estimated useful service lives as follows:

                                Useful              Cost at December 31
                                 Life           1997                 1996
Land                             N/A        $   2,386,320        $   2,386,320
Buildings                      30 years        17,029,627           17,027,526
Land improvements              15 years         2,001,847            1,931,757
Furniture and fixtures        5-7 years         2,062,216            1,747,555
                                              $23,480,010          $23,093,158

Construction period interest incurred during
Project development amounted to $1,358,694 and has been capitalized as a component of property costs.

The Project follows Financial Accounting Standards
Board Statement No. 121, Accounting for the
Impairment of Long-Lived Assets and for Long-Lived
Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Project adopted
Statement 121 during 1996, with no effect on its financial statements.

As a result of normal capital improvements at the Project, certain property was replaced. The net book value of this property was written off and is reflected as a loss on disposal of property in the accompanying financial statements.

                             Westmont Project
                Notes to Financial Statements (continued)

4. Mortgage Notes Payable

The Project is financed with nonrecourse mortgage notes payable consisting of the following at December 31, 1997 and 1996:

                                    1997                            1996
                                          Accrued                        Accrued
                                          Interest                       Interest
                          Principal       Payable         Principal      Payable
First mortgage
 note payable
 to FMLP                 $23,320,000     $6,119,179      $23,320,000    $4,759,407

Second mortgage
 note payable
 to Avron B.
 Fogelman                  1,089,000        707,407        1,089,000       530,012
                         $24,409,000     $6,826,586      $24,409,000    $5,289,419

The first mortgage note was amended effective
January 1, 1990 pursuant to a consensual reorganization of the business affairs of Avron B.
Fogelman and related entities. The note, as amended, bears interest at the basic interest rate of 9.50% per annum and is payable monthly with the principal balance due July 1, 1999. If Property
Cash Flow, as defined, is insufficient to pay the basic interest, then the interest paid shall be equal to the Property Cash Flow. Such insufficiency between basic interest at 9.50% and Property Cash
Flow is accrued and bears interest at 9.50%, compounded monthly. If Property Cash Flow exceeds the basic interest, the excess shall be applied against any unpaid accrued interest until all such accrued interest has been paid. Thereafter, any excess Property Cash Flow shall be paid to FMLP to be held in escrow as additional collateral for future interest obligations. If Property Cash Flow exceeds the basic interest for six consecutive months after payment of all accrued basic interest, then cash held as additional collateral shall be paid as contingent interest as provided under the original terms of the first mortgage note.

Contingent interest is payable from any Property
Cash Flow, sale or refinancing proceeds received after January 1, 1989 as follows: (a) 75% thereof until the total interest (basic interest plus contingent interest) paid results in a 10.75% yield on the note; (b) 50% of the remaining balance until the total interest paid results in a 12.75% yield on the note; and (c) 25% of the remaining balance thereof.

Under the first mortgage note agreement, effective
January 1, 1994, the principal may be repaid in whole, but not in part, upon the payment of a prepayment penalty equal to 5% of the outstanding principal balance. Thereafter, prepayment penalties decline 1% annually.

                             Westmont Project
                Notes to Financial Statements (continued)

4. Mortgage Notes Payable (continued)

During 1992, Mr. Fogelman, FMLP and other defendants settled litigation with certain investors in FMLP, the holder of the Project's first mortgage note. Pursuant thereto, funds placed by Mr. Fogelman in trust to satisfy his guarantee related to the mortgage note were released to FMLP and applied as payment of accrued basic interest.
Mr. Fogelman was then released from his guarantee on the note and Mr. Fogelman and an affiliated entity withdrew as general partners from FMLP.
Accordingly, the first mortgage note payable to FMLP is solely a nonrecourse note collateralized by the Project.

In accordance with the transfer of funds to FMLP discussed in the preceding paragraph, the Project recorded a second mortgage note payable to Mr.
Fogelman in the amount of $1,089,000, which was the amount of funds transferred to FMLP. The note bears interest at the prime rate plus 2%, adjustable monthly (10.5% and 10.25% at December 31, 1997 and
1996, respectively), and the principal and accrued interest mature July 1, 1999. The note and interest thereon are subordinate to the first mortgage note and related interest payable to FMLP discussed above. The note may be prepaid, subject to the subordination provisions above, at any time without penalty.

5. Related Party Transactions

Fogelman Management Co. (FMC), which is owned by Mr. Fogelman, manages the Project and charges management fees equal to 5% of gross operating revenues, as defined in the management agreement.
Management fees paid by the Project were approximately $195,000, $190,000, and $185,000, for
1997, 1996, and 1995, respectively.

FMC obtains insurance coverage for all properties it manages and allocates the related costs proportionately among the properties.

6. Fair Values of Financial Instruments

The following methods and assumptions were used by the Project's management in estimating fair value disclosures for financial instruments:

The carrying amounts reported in the balance sheet for restricted funds and escrows, Due to FPI
Chesterfield, L. P. and related entities, and other accrued expenses approximate fair value.

The fair value of the first mortgage note and accrued interest, when combined with the outstanding amount of the first mortgage note and accrued interest of FPI Royal View, Ltd., L.P.
($28,332,575), an affiliate, approximates the payoff amount described in Note 7.

                             Westmont Project
                Notes to Financial Statements (continued)

6. Fair Values of Financial Instruments (continued)

Management of the Project has determined that it is not practicable to estimate the fair value of the second mortgage note payable to Mr. Fogelman and related accrued interest since these obligations are subordinate to the first mortgage note.

7. Subsequent Event

On January 30, 1998, FELP, Avron B. Fogelman and
FMLP entered into an agreement ("Payoff Agreement") which provides that FELP will pay (or cause to be paid on behalf of the Partnership) to FMLP, in full satisfaction of the first mortgage loan and related accrued interest of the Partnership, as well as, the first mortgage loan and related accrued interest of FPI Royal View, Ltd., L.P.
(collectively referred to as "Mortgage Loans"), the following: (i) $48,000,000 and (ii) an amount, if any, by which the aggregate amount of interest paid to FMLP with respect to the Mortgage Loans for the period October 1, 1997 through the closing is less than interest on the principal amount of the Mortgage Loans ($46,065,000) at an annual interest rate of 7.7%.

The obligation of FMLP to close under the Payoff
Agreement is subject to the approval by a majority in interest of the unitholders of FMLP.
Additionally, FELP's obligation to close is subject to the closing occurring on or before May 29, 1998, unless FELP in its sole discretion agrees to the closing on a later date.

FELP and Avron B. Fogelman have reached an agreement in principle with (i) Connecticut General
Life Insurance Company ("CIGNA") respecting the terms and conditions of new first mortgage financing and (ii) General Electric Capital
Corporation ("GECC") respecting the terms of a new equity investment. The funds from CIGNA and GECC, together with funds provided by FELP and/or its affiliates, would repay the Mortgage Loans.

                                                          1997
--------------------------------------------------------------------------------
Fogelman Mortgage L.P. I                                  Annual
                                                          Report

                            FOGELMAN MORTGAGE L.P. I
                           LETTER TO THE UNIT HOLDERS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

Price Waterhouse LLP (LOGO)
1177 Avenue of the Americas
New York, NY 10036
Telephone 212 596-7000
Facsimile 212 596-8910

Report of Independent Accountants

February 13, 1998
To the Unitholders and
General Partner of
Fogelman Mortgage L.P. I

In our opinion, the accompanying statements of financial condition and the related statements of operations, changes in partners' capital and cash flows present fairly, in all material respects, the financial position of Fogelman Mortgage L.P. I at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the general partner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the general partner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP

Deloitte & Touche LLP (LOGO)
Two World Financial Center
New York, New York 10281-1414
Telephone (212) 436-2000
Facsimile (212) 436-5000

Independent Auditors' Report

To the Partners of
Fogelman Mortgage L.P. I

We have audited the accompanying statements of operations, changes in partners' capital and cash flows of Fogelman Mortgage L.P. I (a Tennessee Limited Partnership) for the year ended December 31, 1995. These financial statements are the responsibility of the General Partner. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the General Partner, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the results of operations and cash flows of Fogelman Mortgage L.P. I for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
February 12, 1996

                                       2A

                            FOGELMAN MORTGAGE L.P. I
                            (a limited partnership)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                              December 31,
                                                                       ---------------------------
                                                                          1997            1996
--------------------------------------------------------------------------------------------------
ASSETS
Investments in mortgage loans                                          $25,701,746     $26,123,955
Cash and cash equivalents                                                  420,884       1,708,313
Deferred general partner's fees (net of accumulated amortization
  of $2,153,435 in 1997 and $1,949,939 in 1996)                            285,565         489,061
                                                                       -----------     -----------
Total assets                                                           $26,408,195     $28,321,329
                                                                       -----------     -----------
                                                                       -----------     -----------

LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Deposits held for tax obligations of underlying properties             $    86,068     $    88,550
Due to affiliates                                                           73,238          71,794
Accrued expenses                                                           177,179          45,362
                                                                       -----------     -----------
Total liabilities                                                          336,485         205,706
                                                                       -----------     -----------
Partners' capital
Unitholders (54,200 units issued and outstanding)                       26,305,236      28,328,711
General partner                                                           (233,526)       (213,088)
                                                                       -----------     -----------
Total partners' capital                                                 26,071,710      28,115,623
                                                                       -----------     -----------
Total liabilities and partners' capital                                $26,408,195     $28,321,329
                                                                       -----------     -----------
                                                                       -----------     -----------
--------------------------------------------------------------------------------------------------
                 The accompanying notes are an integral part of these statements.

                            FOGELMAN MORTGAGE L.P. I
                            (a limited partnership)
                            STATEMENTS OF OPERATIONS

                                                                    Year ended December 31,
                                                            ----------------------------------------
                                                               1997           1996           1995
----------------------------------------------------------------------------------------------------
REVENUES
Equity income from the underlying properties                $1,633,515     $2,557,797     $2,166,858
Interest income                                                 49,251         85,190        103,340
                                                            ----------     ----------     ----------
                                                             1,682,766      2,642,987      2,270,198
                                                            ----------     ----------     ----------
EXPENSES
General and administrative                                     322,261        124,620        137,046
Amortization of deferred general partner's fees                203,496        203,496        203,496
                                                            ----------     ----------     ----------
                                                               525,757        328,116        340,542
                                                            ----------     ----------     ----------
Net income                                                  $1,157,009     $2,314,871     $1,929,656
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
ALLOCATION OF NET INCOME
Unitholders                                                 $  917,417     $2,063,701     $1,682,338
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
General partner:
Special distribution                                        $  230,325     $  230,325     $  230,325
Other                                                            9,267         20,845         16,993
                                                            ----------     ----------     ----------
                                                            $  239,592     $  251,170     $  247,318
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
Net income per depositary unit                              $    16.93     $    38.08     $    31.04
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
----------------------------------------------------------------------------------------------------

                            FOGELMAN MORTGAGE L.P. I
                            (a limited partnership)
                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                                                            GENERAL
                                                           UNITHOLDERS      PARTNER         TOTAL
----------------------------------------------------------------------------------------------------
Partners' capital (deficit)--December 31, 1994             $31,053,609     $(185,566)    $30,868,043
Net income                                                   1,682,338       247,318       1,929,656
Distributions                                               (3,116,500)     (261,805)     (3,378,305)
                                                           -----------     ---------     -----------
Partners' capital (deficit)--December 31, 1995              29,619,447      (200,053)     29,419,394
Net income                                                   2,063,701       251,170       2,314,871
Distributions                                               (3,354,437)     (264,205)     (3,618,642)
                                                           -----------     ---------     -----------
Partners' capital (deficit)--December 31, 1996              28,328,711      (213,088)     28,115,623
Net income                                                     917,417       239,592       1,157,009
Distributions                                               (2,940,892)     (260,030)     (3,200,922)
                                                           -----------     ---------     -----------
Partners' capital (deficit)--December 31, 1997             $26,305,236     $(233,526)    $26,071,710
                                                           -----------     ---------     -----------
                                                           -----------     ---------     -----------
----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements.

                            FOGELMAN MORTGAGE L.P. I
                            (a limited partnership)
                            STATEMENTS OF CASH FLOWS

                                                                    Year ended December 31,
                                                          -------------------------------------------
                                                             1997            1996            1995
-----------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Interest received from mortgage loans                     $ 2,055,724     $ 3,561,452     $ 3,559,892
Interest received from cash equivalents                        49,251          85,190         103,340
Cash received for tax obligations of underlying
  properties                                                  640,207         480,838         615,068
Cash paid for tax obligations of underlying properties       (642,689)       (620,853)       (586,186)
General and administrative expenses paid                     (189,000)       (143,315)       (124,503)
                                                          -----------     -----------     -----------
Net cash provided by operating activities                   1,913,493       3,363,312       3,567,611

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to partners                                  (3,200,922)     (3,618,642)     (3,378,305)
                                                          -----------     -----------     -----------
Net increase (decrease) in cash and cash equivalents       (1,287,429)       (255,330)        189,306
Cash and cash equivalents at beginning of year              1,708,313       1,963,643       1,774,337
                                                          -----------     -----------     -----------
Cash and cash equivalents at end of year                  $   420,884     $ 1,708,313     $ 1,963,643
                                                          -----------     -----------     -----------
                                                          -----------     -----------     -----------

RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES

Net income                                                $ 1,157,009     $ 2,314,871     $ 1,929,656
                                                          -----------     -----------     -----------
Adjustments to reconcile net income to net cash
  provided by operating activities:
Amortization of deferred general partner's fees               203,496         203,496         203,496
Equity income from the underlying properties               (1,633,515)     (2,557,797)     (2,166,858)
Interest received from mortgage loans                       2,055,724       3,561,452       3,559,892
Changes in:
  Deposits held for tax obligations of underlying
  properties                                                   (2,482)       (140,015)         28,882
  Due to affiliates                                             1,444         (24,161)         12,022
  Accrued expenses                                            131,817           5,466             521
                                                          -----------     -----------     -----------
Total adjustments                                             756,484       1,048,441       1,637,955
                                                          -----------     -----------     -----------
Net cash provided by operating activities                 $ 1,913,493     $ 3,363,312     $ 3,567,611
                                                          -----------     -----------     -----------
                                                          -----------     -----------     -----------
-----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements.

                            FOGELMAN MORTGAGE L.P. I
                            (a limited partnership)
                         NOTES TO FINANCIAL STATEMENTS

A. General

   Fogelman Mortgage L.P. I (the 'Partnership'), a Tennessee limited partnership, was formed on September 4, 1986 and will terminate on December 31, 2016 unless terminated sooner under the provisions of the Amended and Restated Certificate and Agreement of Limited Partnership, as amended ('Partnership Agreement'). The Partnership was formed to invest in and hold loans evidenced by notes secured by first liens on two apartment complexes developed by affiliates of Avron B. Fogelman ('ABF'). The Partnership invested in two mortgage loans (the 'Mortgage Loans') which provided construction and permanent financing for the development of two multi-family residential apartment complexes.

   The general partner of the Partnership is Prudential-Bache Properties, Inc. ('PBP' or the 'General Partner'), a wholly owned subsidiary of Prudential Securities Group Inc. Prudential-Bache Investor Services II, Inc. is the Assignor Limited Partner of the Partnership. ABF and Fogelman Mortgage Partners I, Inc. ('FMPI') withdrew from the Partnership and transferred their interests as general partners to PBP as of December 14, 1992.

   On January 30, 1998, the Partnership entered into an amended and restated payoff agreement (the 'Payoff Agreement') with Fogelman Enterprises, L.P., a Delaware limited partnership ('FELP') and ABF. Through PBP, the Partnership has advised FELP that the Partnership will accept the Payoff Amount, as hereinafter defined, in full satisfaction of the Mortgage Loans if the Transactions, as hereinafter defined, are approved by a majority in interest of the Unitholders of the Partnership. PBP has received a written opinion from its advisor to the effect that the offer to pay off the Mortgage Loans pursuant to the terms of the Payoff Agreement (the 'Transactions') are fair to the Partnership and the Unitholders from a financial point of view. If the Transactions are approved by the Unitholders, the Partnership intends to consummate the Transactions, distribute the Payoff Amount (net of expenses) and the remaining net assets of the Partnership and liquidate the Partnership.

   Pursuant to the Payoff Agreement, FELP has agreed to pay to the Partnership the payoff amount ('Payoff Amount') of $48,000,000 and an amount, if any, by which the aggregate amount of interest paid to the Partnership in respect of the Mortgage Loans for the period from October 1, 1997, through the closing of the Transactions is less than the interest on the face amount of the Mortgage Loans during such period calculated at an annual rate of 7.7%.

   The Transactions must be consummated not later than May 29, 1998.

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

C. Investments in Mortgage Loans

   A summary of the investments in mortgage loans is as follows:

                                                       Pointe Royal           Westmont
                                                           Loan                 Loan             Total
                                                    ------------------     --------------     -----------
Balance at December 31, 1994                           $ 14,386,564         $ 14,134,080      $28,520,644
Equity income from the underlying properties              1,013,501            1,153,357        2,166,858
Interest received from mortgage loans                    (1,757,556)          (1,802,336)      (3,559,892)
                                                    ------------------     --------------     -----------
Balance at December 31, 1995                             13,642,509           13,485,101       27,127,610
Equity income from the underlying properties              1,132,286            1,425,511        2,557,797
Interest received from mortgage loans                    (1,537,179)          (2,024,273)      (3,561,452)
                                                    ------------------     --------------     -----------
Balance at December 31, 1996                             13,237,616           12,886,339       26,123,955
Equity income from the underlying properties                710,719              922,796        1,633,515
Interest received from mortgage loans                      (711,835)          (1,343,889)      (2,055,724)
                                                    ------------------     --------------     -----------
Balance at December 31, 1997                           $ 13,236,500         $ 12,465,246      $25,701,746
                                                    ------------------     --------------     -----------
                                                    ------------------     --------------     -----------

   The Partnership has invested in Mortgage Loans with two partnerships in which ABF and FELP are the general partners: FPI Royal View Ltd., L.P. on April 23, 1987 for $22,745,000 (the 'Pointe Royal Loan') and FPI Chesterfield, L.P. on July 8, 1987 for $23,320,000 (the 'Westmont Loan'). At December 31, 1997, the accrued interest liability at the property level was approximately $5,588,000 and $6,119,000 for Pointe Royal and Westmont, respectively. This accrued interest plus the original loan principal balances aggregate approximately $57,772,000. The ultimate collectibility of the accrued interest as well as the full principal balances of the mortgages will depend upon the value of the underlying properties, which are estimated, based on the most recent third party appraisals, to be less than the amounts due. However, the estimated property values exceed the carrying amount of the Partnership's investment in mortgage loans which is recorded using the equity method of accounting. The values of Pointe Royal and Westmont estimated in the appraisal reports were $24,200,000 and $25,600,000, respectively, as of April 15, 1997. (See Note A for discussion of the proposed payoff of the Mortgage Loans.)

   A plan for the consensual reorganization of the business and affairs of ABF and related entities closed on July 31, 1990 (the 'Plan'). The Plan provided for, among other things, the modification of loans and credit relationships between lenders and ABF and related affiliates, including those of the Partnership. The two notes executed by FPI Royal View, Ltd., L.P. and FPI Chesterfield, L.P. and the loan agreements executed in connection with such notes and the two mortgages with respect to Westmont Apartments and Pointe Royal Apartments securing those notes were modified, effective as of January 1, 1990. The principal effect of such modifications was to make the indebtedness evidenced by the notes repayable on a cash flow basis, with the difference between the amount actually paid and the original pay rate of 9.5% per annum being accrued in a separate account on the books of FPI Royal View, Ltd., L.P. and FPI Chesterfield, L.P., as discussed above, and bearing interest at 9.5% per annum.

   For the three years ended December 31, 1997, interest received from the net property cash flow has been less than the original pay rate of 9.5% per annum.

D. Income Taxes

   The following is a reconciliation of net income for financial reporting purposes to net income for tax reporting purposes.

                                                          Year ended December 31,
                                                 -----------------------------------------
                                                    1997           1996           1995
                                                 -----------    -----------    -----------
Net income per financial statements              $1,157,009     $2,314,871     $1,929,656
Equity income from the underlying properties     (1,633,515 )   (2,557,797 )   (2,166,858 )
Interest received from mortgage loans             2,055,724      3,561,452      3,559,892
                                                 -----------    -----------    -----------
Tax basis net income                             $1,579,218     $3,318,526     $3,322,690
                                                 -----------    -----------    -----------
                                                 -----------    -----------    -----------

   The differences between the tax basis and book basis of partners' capital are primarily attributable to the cumulative effect of the book to tax income adjustments and the timing of distributions.

E. Related Parties

   The General Partner and its affiliates perform services for the Partnership which include, but are not limited to: accounting and financial management; registrar, transfer and assignment functions; asset management; investor communications; printing and other administrative services. The amount of reimbursement from the Partnership for these services is limited by the provisions of the Partnership Agreement. The costs and expenses were approximately $79,000, $52,000 and $79,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

   An affiliate of FMPI continues to manage the properties for which it earned approximately $388,000, $386,000 and $373,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

   The Partnership maintains an account with the Prudential Institutional Liquidity Portfolio Fund, an affiliate of PBP, for investment of its available cash in short-term instruments pursuant to the guidelines established by the Partnership Agreement.

   Prudential Securities Incorporated, an affiliate of PBP, owns 835 units at December 31, 1997.

F. Summarized Property Financial Information

   Presented below is summarized property financial information for the properties underlying the Partnership's two mortgage loan investments.

                                                                                                               December
                                  December 31, 1997                           December 31, 1996                31, 1995
                       WESTMONT     POINTE ROYAL      TOTAL        WESTMONT     POINTE ROYAL      TOTAL        WESTMONT
                      -----------   ------------   ------------   -----------   ------------   ------------   -----------
Assets:
Property, net of
 accumulated
 depreciation         $15,082,155   $ 16,101,304   $31,183,459    $15,496,020   $ 16,223,155   $31,719,175    $16,117,409
Other assets              339,654        217,407       557,061        277,715        160,591       438,306        335,552
                      -----------   ------------   ------------   -----------   ------------   ------------   -----------
                      $15,421,809   $ 16,318,711   $31,740,520    $15,773,735   $ 16,383,746   $32,157,481    $16,452,961
                      -----------   ------------   ------------   -----------   ------------   ------------   -----------
                      -----------   ------------   ------------   -----------   ------------   ------------   -----------
Liabilities:
First mortgage note
 payable to the
 Partnership          $23,320,000   $ 22,745,000   $46,065,000    $23,320,000   $ 22,745,000   $46,065,000    $23,320,000
Second mortgage note
 payable to ABF         1,089,000      1,063,000     2,152,000      1,089,000      1,063,000     2,152,000      1,089,000
Other liabilities       7,742,030      7,755,052    15,497,082      6,083,538      5,724,875    11,808,413      5,361,963
                      -----------   ------------   ------------   -----------   ------------   ------------   -----------
                      $32,151,030   $ 31,563,052   $63,714,082    $30,492,538   $ 29,532,875   $60,025,413    $29,770,963
                      -----------   ------------   ------------   -----------   ------------   ------------   -----------
                      -----------   ------------   ------------   -----------   ------------   ------------   -----------


                      POINTE ROYAL      TOTAL
                      ------------   ------------
Assets:
Property, net of
 accumulated
 depreciation         $ 16,617,500   $32,734,909
Other assets               250,658       586,210
                      ------------   ------------
                      $ 16,868,158   $33,321,119
                      ------------   ------------
                      ------------   ------------
Liabilities:
First mortgage note
 payable to the
 Partnership          $ 22,745,000   $46,065,000
Second mortgage note
 payable to ABF          1,063,000     2,152,000
Other liabilities        4,691,304    10,053,267
                      ------------   ------------
                      $ 28,499,304   $58,270,267
                      ------------   ------------
                      ------------   ------------

                                                                                                              Year Ended
                                     Year Ended                                  Year Ended                    December
                                  December 31, 1997                           December 31, 1996                31, 1995
                      -----------------------------------------   -----------------------------------------   -----------
                       WESTMONT     POINTE ROYAL      TOTAL        WESTMONT     POINTE ROYAL      TOTAL        WESTMONT
                      -----------   ------------   ------------   -----------   ------------   ------------   -----------
Revenues:
Rental income         $ 3,761,133   $  3,734,047   $ 7,495,180    $ 3,669,349   $  3,771,718   $ 7,441,067    $ 3,547,581
Interest and other
 income                   137,721        128,129       265,850        137,427        165,052       302,479        161,780
                      -----------   ------------   ------------   -----------   ------------   ------------   -----------
                        3,898,854      3,862,176     7,761,030      3,806,776      3,936,770     7,743,546      3,709,361
                      -----------   ------------   ------------   -----------   ------------   ------------   -----------
Expenses:
Operating               2,173,193      2,398,690     4,571,883      1,651,281      2,064,220     3,715,501      1,812,435
Interest                2,881,056      2,754,848     5,635,904      2,774,158      2,600,663     5,374,821      2,693,697
Depreciation              837,524        803,850     1,641,374        782,138        745,929     1,528,067        795,726
Write-off of fixed
 assets                    17,499             --        17,499             --         43,941        43,941             --
                      -----------   ------------   ------------   -----------   ------------   ------------   -----------
                        5,909,272      5,957,388    11,866,660      5,207,577      5,454,753    10,662,330      5,301,858
                      -----------   ------------   ------------   -----------   ------------   ------------   -----------
Net loss              $(2,010,418)  $ (2,095,212)  $(4,105,630 )  $(1,400,801)  $ (1,517,983)  $(2,918,784 )  $(1,592,497)
                      -----------   ------------   ------------   -----------   ------------   ------------   -----------
                      -----------   ------------   ------------   -----------   ------------   ------------   -----------


                      POINTE ROYAL      TOTAL
                      ------------   ------------
Revenues:
Rental income         $  3,615,886   $ 7,163,467
Interest and other
 income                    137,665       299,445
                      ------------   ------------
                         3,753,551     7,462,912
                      ------------   ------------
Expenses:
Operating                1,686,854     3,499,289
Interest                 2,524,077     5,217,774
Depreciation               749,890     1,545,616
Write-off of fixed
 assets                    354,386       354,386
                      ------------   ------------
                         5,315,207    10,617,065
                      ------------   ------------
Net loss              $ (1,561,656)  $(3,154,153 )
                      ------------   ------------
                      ------------   ------------

G. Subsequent Event

   On January 30, 1998, the Partnership entered into the Payoff Agreement with FELP and ABF (see Note A).

   In February 1998, distributions of approximately $623,000 were paid to the Unitholders and distributions of approximately $6,000 were paid to the General Partner for the quarter ended December 31, 1997.

                            FOGELMAN MORTGAGE L.P. I
                            (a limited partnership)
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

Liquidity and Capital Resources

   The Partnership provides permanent financing for two multi-family residential apartment complexes. As of December 31, 1997, the Partnership had $421,000 of funds available which may be used to pay distributions, unanticipated or extraordinary expenses, real estate taxes and other costs relating to the operation and administration of the Partnership's business. Significant amounts of cash were expended at the properties in 1997 for improvements and repairs and maintenance. These expenditures partially offset cash flow paid by the properties to the Partnership in the form of interest.

   The distribution for the three months ended December 31, 1997 was funded from current and prior undistributed cash flow from operations. Because of the increased competition in the two market areas in which the properties underlying the Partnership's mortgage loan investments are located, there has been an increase in the properties' capital expenditures in order to maintain their competitiveness. As a result of these increased capital expenditures, the General Partner has lowered the distribution to 4.6% on an annualized basis or $11.50 per unit per quarter beginning with the distribution made for the second quarter of 1997. The Partnership currently does not expect that quarterly cash distributions will continue to be paid in the future subject to the approval by the Unitholders of the proposed disposition of the Mortgage Loans. (See Note A to the financial statements.)

Results of Operations

   Net income decreased by $1,158,000 and increased by $385,000 for the years ended December 31, 1997 and 1996, respectively, as compared to the prior years.

   For financial reporting purposes, the Partnership's Mortgage Loans are considered, in substance, to be investments in real estate and are accounted for using the equity method. Equity income from the underlying properties (which increases the carrying value of the original investment) decreased $924,000 and increased $391,000 for the years ended December 31, 1997 and 1996, respectively, as compared to the prior years. The 1997 decrease was primarily due to increased repairs and maintenance at Pointe Royal and Westmont of $269,000 and $431,000, respectively. In addition, depreciation expense increased at Pointe Royal and Westmont by $58,000 and $55,000, respectively, as a result of increased capital improvements at both properties. The 1996 increase was primarily due to higher rental rates at both properties.

   Interest received from mortgage loans for the years ended December 31, 1997 and 1996 of $2,056,000 and $3,561,000, respectively, is accounted for as distributions and, accordingly, reduces the carrying value of the original investment. Interest received (paid from property cash flow) decreased $1,505,000 for the year ended December 31, 1997 as compared to the same period in 1996 primarily due to the reasons discussed above in addition to an increase in capital improvements at the properties. Capital improvements increased $286,000 and $280,000 at Pointe Royal and Westmont, respectively, in 1997 as compared to 1996.

   At December 31, 1997, the accrued interest liability at the property level was $5,588,000 and $6,119,000 for Pointe Royal and Westmont, respectively. This accrued interest plus the original loan principal balances aggregate $57,772,000. As of December 31, 1997, 1996 and 1995, the cumulative differences between the original pay rate of 9.5% per annum and the cash paid were $11,707,000, $8,477,000 and $6,975,000, respectively, including accrued interest on the unpaid balance. The ultimate collectibility of the accrued interest as well as the full principal balances of the mortgage loans will depend upon the value of the underlying properties which are estimated, based on the most recent third party appraisals, to be less than the amounts due. However, the estimated property values exceed the Partnership's carrying amount of the investment in mortgage loans which is recorded using the equity method of accounting. (See Note A to the financial statements for discussion of the proposed payoff of the Mortgage Loans.)

   Average occupancy rates for the underlying properties were as follows:

                               December 31,
                         ------------------------
                         1997      1996      1995
                         ----      ----      ----
Westmont                 96.7%     96.2%     96.2%
Pointe Royal             96.7      98.0      98.3

   Despite the occupancy rates, competition in local markets results in rental rates that are below what is required to pay debt service at the original pay rate of 9.5%.

   Interest income from cash equivalents decreased by $36,000 and $18,000 respectively, for 1997 and 1996 as compared to the respective prior years primarily due to lower cash balances in 1997 compared to 1996 and lower interest rates in 1996 compared to 1995.

   General and administrative expenses increased by $198,000 in 1997 and decreased by $12,000 in 1996. The increase in 1997 was primarily due to professional fees incurred in connection with the Partnership preparing a consent solicitation statement to the Unitholders in connection with the proposed payoff of the Partnership's Mortgage Loans.

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